Exhibit 2.1

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AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of December 31, 2009, by and among: EDGEWATER TECHNOLOGY, INC., a Delaware corporation (“Parent”); EDGEWATER TECHNOLOGY-FULLSCOPE, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); FULLSCOPE, INC., a Delaware corporation (the “Company”); and RURIK G. VANDEVENNE, as the Designated Agent to the Agent Committee.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C. The Company has outstanding 236,909,792 shares of the Common Stock, par value $0.0001 per share (“Company Common Stock”), a total of 528,741,516 shares of the Series III Preferred Stock, par value $0.0001 per share (the “Series III Preferred Stock”), a total of 156,510,158 shares of the Series IV Preferred Stock, par value $.0001 per share (the “Series IV Preferred Stock”) (the Series III Preferred Stock and the Series IV Preferred Stock are referred to herein, collectively, as the “Preferred Stock”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parent, Merger Sub, and the Company, intending to be legally bound, hereby agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

1.3 Closing; Effective Time.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be conducted electronically with exchange of executed documents via telefax, email or similar means (followed by mutual exchange of original executed documents), or in such other manner or form that the parties may mutually agree upon. The date of the Closing is hereinafter called the “Closing

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Date” and shall be effective for all purposes herein as of 11:59 p.m. eastern standard time on the Closing Date. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (or like instrument), in the form attached hereto as Exhibit C (the “Articles of Merger”), with the Secretary of the State of Delaware, in accordance with the applicable provisions of Delaware General Corporation Law (the time of acceptance by the Secretary of the State of Delaware of such filing shall be referred to herein as the “Effective Time”).

(b) At the Closing:

(i) each of the Stockholders identified on Schedule 1.3(b)(i) (the “Key Stockholders”) shall execute and deliver to the Parent and the Surviving Corporation, a Non-Competition Agreement in the form of Exhibit 1.3(b)(i)(a) attached hereto and each of the other Designated Stockholders shall execute and deliver to the Parent and the Surviving Corporation, a Non-Solicitation Agreement in the form of Exhibit 1.3(b)(i)(b) attached hereto;

(ii) the Company and the Designated Agent shall execute and deliver to the Parent and the Surviving Corporation, the Escrow Agreement in substantially the same form of Exhibit 1.6(b) attached hereto;

(iii) the Company and the Designated Agent shall execute and deliver to the Parent and the Surviving Corporation, the Microsoft Escrow Agreement in substantially the form of Exhibit 1.3(b)(iii) attached hereto;

(iv) the Company the Designated Agent shall execute and deliver to the Parent and the Surviving Corporation, the Earnout Agreement in substantially the form of Exhibit 1.6(c) attached hereto;

(v) each of the employees of the Company identified on Schedule 1.3(b)(v) (the “Key Employees”) shall execute and deliver to the Parent and the Surviving Corporation, a Non-Competition Agreement in the form of Exhibit 1.3(b)(v) attached hereto;

(vi) the Company shall execute and deliver to the Parent and the Surviving Corporation a certificate (the “Closing Certificate”) setting forth the Company’s representations and warranties that: (A) each of the representations and warranties made by the Company was accurate in all respects as of the date of this Agreement (except as may be updated or amended in accordance with this Agreement), (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Company in this Agreement (except as may be updated or amended in accordance with this Agreement) is accurate in all respects as of the Closing Date as if made on the Closing Date, and (C) each of the covenants, conditions and obligations that the Company are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects;

(vii) each of the Stockholders, and any individual employees or shareholders thereof, shall resign from their positions as directors and officers of the Company;

(viii) the Company shall have executed and delivered the Articles of Merger, and such other documents, instruments and certificates deemed necessary by the Parent or the Merger Sub to consummate the Merger; and

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(ix) the Company shall have executed and delivered a Cash Exchange Agreement with Computershare Trust Company, N.A. in substantially the same form as Exhibit 1.3(b)(ix) attached hereto (the “Exchange Agent Agreement”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit D;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit E.

1.5 Effects of the Merger Transactions.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares (collectively, the “Stockholders”) of the Company’s capital stock (“Shares”):

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and shall be cancelled in exchange for, the right to receive:

(1) a payment from the Parent (through the Exchange Agent (as hereinafter defined)) equal to the Per Common Share Upfront Payment;

(2) to the extent that there is an upward adjustment in the Purchase Price pursuant to Section 1.6(f) hereof, a payment from the Parent equal to the quotient of (A) (i) the Purchase Consideration Adjustment less (ii) the Escrow Adjustment , divided by (B) the number of Fully Diluted Company Shares;

(3) one or more payments from the Escrow Agent under the Escrow Agreement equal to the quotient of (A) (i) each distributions to be made to the Stockholders out of the Escrow Fund or the Microsoft Escrow Account (consisting of the Earnout Consideration and the Microsoft Escrow Fund), less any amounts entitled to be distributed from the Escrow Fund or the Microsoft Escrow Fund, as the case may be, to the Parent or another Indemnitee, divided by (B) the number of Fully Diluted Company Shares;

(ii) Each share of Series III Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and shall be cancelled in exchange for, the right to receive:

(1) a payment from Parent (through the Exchange Agent) equal to the Per Share Series III Liquidation Preference;

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(2) a payment from the Parent (through the Exchange Agent) equal to the Per Common Share Upfront Payment;

(3) to the extent that there is an upward adjustment in the Purchase Price pursuant to Section 1.6(f) hereof, a payment from the Parent (through the Exchange Agent) equal to the quotient of (A) (i) the Purchase Consideration Adjustment less (ii) the Escrow Adjustment divided by (B) the number of Fully Diluted Company Shares;

(4) one or more payments from the Escrow Agent under the Escrow Agreement equal to the quotient of (A) (i) each distribution to be made to the Stockholders out of the Escrow Fund or the Microsoft Escrow Account (consisting of the Earnout Consideration and the Microsoft Escrow Fund), less any amounts entitled to be distributed from the Escrow Fund or the Microsoft Escrow Fund, as the case may be, to the Parent or another Indemnitee, divided by (B) the number of Fully Diluted Company Shares;

(iii) Each share of Series IV Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and shall be cancelled in exchange for, the right to receive:

(1) a payment from Parent (through the Exchange Agent) equal to the Per Share Series IV Liquidation Preference;

(2) a payment from the Parent (through the Exchange Agent) equal to the Per Common Share Upfront Payment;

(3) to the extent that there is an upward adjustment in the Purchase Price pursuant to Section 1.6(f) hereof, a payment from the Parent (through the Exchange Agent) equal to the quotient of (A) (i) the Purchase Consideration Adjustment less (ii) the Escrow Adjustment divided by (B) the number of Fully Diluted Company Shares;

(4) one or more payments from the Escrow Agent under the Escrow Agreement equal to the quotient of (A) (i) each distribution to be made to the Stockholders out of the Escrow Fund or the Microsoft Escrow Account (consisting of the Earnout Consideration and the Microsoft Escrow Fund), less any amounts entitled to be distributed from the Escrow Fund or the Microsoft Escrow Fund, as the case may be, to the Parent or another Indemnitee, divided by (B) the number of Fully Diluted Company Shares;

(b) For purposes of this Section 1.5, the following capitalized terms shall have the following meanings:

(i) The term “Fully Diluted Company Shares” shall mean all of the outstanding shares of capital stock of the Company on a fully diluted basis as of the Effective Time, including all outstanding shares of Common Stock, all outstanding shares of Series III Preferred Stock, with the Series III Preferred Stock being on an as if converted basis into Common Stock, and all outstanding shares of Series IV Preferred Stock, with the Series IV Preferred Stock being on an as if converted basis.

(ii) The term “Per Common Share Upfront Payment” shall mean the (i) (A) the Upfront Payment less (B) the Series III Liquidation Preference amount and the Series IV Liquidation Preference amount (ii) divided by the number of the Fully Diluted Company Shares.

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(iii) The term “Per Share Series III Liquidation Preference Amount” shall mean, with respect to each share of Series III Preferred Stock outstanding as of the Effective Time, an amount equal to $.01109104 per share, plus any accrued but unpaid dividends on each such share being converted.

(iv) The term “Per Share Series IV Liquidation Preference Amount” shall mean, with respect to each share of Series IV Preferred Stock outstanding as of the Effective Time, an amount equal to $$.0058425 per share, plus any accrued but unpaid dividends on each such share being converted.

1.6 Purchase Price.

(a) In consideration of the Merger, and subject to the provisions of this Section 1.6, the aggregate purchase price payable by the Parent (the “Purchase Price”) shall be the dollar amount equal to the sum of: (i) the Closing Consideration described in Section 1.6(b) below plus (ii) the Earnout Consideration (as defined in the Earnout Agreement), if any, plus (iii) the Microsoft Escrow Money.

(b) At the Closing, the Parent shall deliver to the Company (via the Exchange Agent) Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) (subject to the establishment of the Escrow Fund and the Purchase Consideration Adjustment (each as hereinafter defined)) (the “Closing Consideration”), of which (i) Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000.00) shall be paid at the Closing to the Exchange Agent for the benefit of the Stockholders, subject to adjustment pursuant to Section 1.6(e) hereof (the “Upfront Payment”), and (ii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) shall be deposited in escrow (the “Escrow Fund”) pursuant to an escrow agreement (the “Escrow Agreement”) in substantially the form of Exhibit 1.6(b) attached hereto, as more fully set forth in Section 1.6(d) below.

(c) At the Closing, the parties shall execute an earnout agreement (the “Earnout Agreement”) in substantially the same form of Exhibit 1.6(c) attached hereto, pursuant to which, for the period commencing on the Effective Time and continuing thereafter until June 30, 2011 (the “Earnout Period”), the Stockholders shall be eligible to receive the Earnout Consideration. The release of the Earnout Consideration shall be as set forth in the Earnout Agreement and the Microsoft Escrow Agreement (as hereinafter defined), such that the Earnout Consideration, to the extent earned and the Microsoft Escrow Money (as hereinafter defined), to the extent received, shall be held in escrow pursuant to the Microsoft Escrow Agreement (the “Microsoft Escrow Fund”) to provide the Parent and the Surviving Corporation with security for the indemnification obligations of the Company set forth in Section 9.2(b). Upon the delivery of the Microsoft Escrow Fund to the Escrow Agent, the term “Escrow Fund” shall include the Microsoft Escrow Fund.

(d) At the Closing, Parent shall deliver to BNY Mellon, N.A. (the “Escrow Agent”), the Escrow Fund, to be held by the Escrow Agent in escrow pursuant to the terms and conditions of the Escrow Agreement, to provide Parent and the Surviving Corporation with security for the indemnification obligations of the Company pursuant to Section 9 of this Agreement.

(e) The Company shall deliver to the Parent and Merger Sub within three (3) days prior, but not less than one (1) day prior, to the Closing Date the Estimated Closing Date Balance Sheet. If the Purchase Consideration Adjustment based on the Estimated Closing Balance Sheet is greater than $0, the Upfront Payment shall be increased on a dollar-for-dollar basis, and such amount shall be delivered to the Escrow Agent as part of the Escrow Fund (the “Escrow Adjustment”). If the Purchase Consideration Adjustment based on the Estimated Closing Balance Sheet is less than $0, the Upfront Payment shall be decreased on a dollar-for-dollar basis.

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(f) Within ninety (90) days from the Closing Date, Parent and Merger Sub shall prepare and provide to the Designated Agent, on behalf of the Agent Committee, a balance sheet of the Company, as of the close of business on the Closing Date, prepared in accordance with GAAP, applied on a consistent basis in accordance with past practices of the Company (the “Final Closing Date Balance Sheet”); provided, however, that the Final Closing Balance Sheet shall not contain a reserve for bad debt/accounts receivable). The Designated Agent on behalf of the Agent Committee, may submit to Parent and Merger Sub, not later than twenty (20) days from receipt of the Final Closing Date Balance Sheet from Parent and Merger Sub, a list of the components of the Final Closing Date Balance Sheet with which the Designated Agent on behalf of the Agent Committee disagrees, if any (a “Dispute Notice”). If no Dispute Notice is provided prior to such date, the Final Closing Date Balance Sheet shall be deemed to have been accepted and agreed to by the Agent Committee and shall be final and binding on the parties to this Agreement. In the event of a Dispute Notice, Parent and the Designated Agent on behalf of the Agent Committee shall thereafter for a period of up to twenty (20) days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to the Boston, Massachusetts office of KPMG (the “Final Adjustment Auditor”), which shall be retained to resolve any such dispute, the expenses of which shall be shared one-half by the Parent and one-half by the Company (to be deducted from the Escrow Fund). The determination of such Final Adjustment Auditor shall be final and binding on the parties hereto, absent manifest error.

(i) If the Purchase Consideration Adjustment, as finally determined based upon the Final Closing Date Balance Sheet (determined pursuant to the procedures set forth in Section 1.6(f)), exceeds the Purchase Consideration Adjustment determined based on the Estimated Closing Date Balance Sheet (such excess, if any, referred to herein as the “Additional Purchase Consideration Adjustment”), the Parent shall, on or within fifteen (15) days after the Final Closing Date Balance Sheet becomes final and binding, cause the Escrow Agent to release to the Designated Agent on behalf of the Agent Committee the Escrow Adjustment, and pay to the Designated Agent on behalf of the Agent Committee (for distribution to the Stockholders) in cash the remainder of the amount of the Additional Purchase Consideration Adjustment. The Designated Agent on behalf of the Agent Committee shall be entitled to direct that any such funds released be deposited with the Exchange Agent for distribution to the Stockholders in accordance with this Agreement.

(ii) If the Purchase Consideration Adjustment, as finally determined based upon the Final Closing Date Balance Sheet (determined pursuant to the procedures set forth in Section 1.6(f)), is less than the Purchase Consideration Adjustment determined based on the Estimated Closing Date Balance Sheet (such shortfall, if any, referred to herein as the “Reduced Purchase Consideration Adjustment”), such amount shall be deducted and offset from the Escrow Fund (including the Escrow Adjustment) and paid to the Parent.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Shares of the Company’s capital stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent or the Exchange Agent, such Company Stock Certificate shall be surrendered and canceled as provided in Section 1.8.

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1.8 Surrender of Certificates.

(a) Computershare Trust Company, N.A. shall serve as exchange agent (the “Exchange Agent”) for the Merger. At the Closing, the Parent shall deposit with the Exchange Agent, the Upfront Payment in exchange for all of the outstanding Company Common Stock and Preferred Stock. At the Closing, the holders of Company Stock Certificates shall surrender all Company Stock Certificates to the Exchange Agent for cancellation together with a letter of transmittal in the form attached hereto as Exhibit F (the “Letter of Transmittal”). Upon (i) receipt by the Parent of the confirmation of the filing of the Articles of Merger and (ii) surrender of a Company Stock Certificate for cancellation to the Exchange Agent (or lost stock affidavit pursuant to Section 1.8(b) below), together with the duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefore: (i) a portion of the Upfront Payment that is equal to the consideration to which such Stockholder is entitled in respect of the Merger as of the Closing, and (ii) a right to receive, upon distribution from the Escrow Fund or the Microsoft Escrow Fund, a portion of the remainder of the Purchase Price that is equal to the consideration to which such Stockholder is entitled in respect of the Merger, and the Company Stock Certificate so surrendered shall be canceled.

(b) If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition precedent to the payment of any portion of the Upfront Payment to the owner of such lost, stolen or destroyed Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver an indemnity, in the form included within the Letter of Transmittal, attached hereto as Exhibit F, as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) The Escrow Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as the Escrow Agent, Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Neither the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

(e) All fees and expenses charged by the Exchange Agent in connection the provision of services rendered by the Exchange Agent, including, but not limited to, any amounts which the Company may be obligated to pay to the Exchange Agent pursuant to the terms of the Cash Exchange Agreement, shall be the sole cost and expense of the Company, and the Purchaser shall be entitled to deduct from the Escrow Fund or the Microsoft Escrow Fund any such cost and expense.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 262 of the Delaware Corporations Code shall not be converted into or represent the right to receive any portion of the Purchase Price in accordance with Section 1.6 and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or

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holders in Section 262 of the Delaware General Corporation Law; provided, however, that if the status of any such shares as “dissenting shares” shall not be perfected, or if any such shares shall lose their status as “dissenting shares,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) a portion of the Purchase Price in accordance with Section 1.6.

(b) The Company shall give Parent and Merger Sub (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Section 262 of the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent and Merger Sub shall have consented in writing to such payment or settlement offer.

1.10 Termination of Option Agreements and Warrants. Before the Closing Date, each of the Option holders will execute and deliver to the Company an agreement in substantially the form attached hereto as Exhibit G (the “Option Termination Agreements”) to terminate each of the Option holders’ stock option agreements if such Optionholders have not duly exercised such Options before the Closing Date. Before the Closing Date, each of the Warrant holders will execute and deliver to the Company an agreement in substantially the form attached hereto as Exhibit H (the “Warrant Termination Agreements”) to terminate each of the Warrant holders’ warrants if such Warrant holders have not duly exercised such Warrant before the Closing Date. Any cash amounts payable to any Option holder or Warrant holder pursuant to Section 1.10 shall be subject to, and reduced by an amount equal to, the amount of any federal, state and local income or withholding taxes (including backup withholding taxes) that apply.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedules, the Company represents and warrants, to and for the benefit of the Indemnitees as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:

(i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

(ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and

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(iii) to perform its obligations under all the Company Contracts.

(b) Except as set forth on Schedule 2.1 hereof, the Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Fullscope”.

(c) The Company is not, and has never been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Schedule 2.1 of the Disclosure Schedule, except where such failure would not have a material adverse effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Schedule 2.1 of the Disclosure Schedule, unless otherwise noted on such Schedule 2.1.

(d) Schedule 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

(f) Except as set forth on Schedule 2.1, hereof, the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

2.2 Certificate of Incorporation and Bylaws; Records.

(a) The Company has delivered to the Parent and Merger Sub accurate and complete copies of:

(i) The Company’s certificate of incorporation and bylaws, including all amendments thereto;

(ii) The stock records of the Company; and

(iii) The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the board of directors of the Company.

(b) There have been no meetings or other proceedings of the stockholders of the Company or the board of directors of the Company that are not fully reflected in such minutes or other records, of which the failure to maintain would not have a material adverse effect on the Company.

(c) There has not been any violation of any of the provisions of the Company’s certificate of incorporation or bylaws or of any resolution adopted by the Company’s stockholders or the Company’s board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

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(d) The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices, except to the extent the failure to maintain would not have a material adverse effect on the Company. All of the records of the Company are in the actual possession and direct control of the Company.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of:

(i) 1,135,566,607 shares of common stock, without par value, of which 236,909,792 shares have been issued and are outstanding; and 528,741,516 shares of Series III preferred stock, par value $0.0001 per shares; and 156,510,158 shares of Series IV preferred stock, par value $0.0001 per share, of which all of the shares have been issued and outstanding; and

(ii) The Stockholders have valid title to the Shares free and clear of any Encumbrances. The Shares are owned by the Stockholders in accordance with Schedule 2.3 of the Disclosure Schedule.

(b) All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

(c) Except as set forth on Schedule 2.3 hereof, there is no:

(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;

(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

(iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(d) Except as set forth in Schedule 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by the Company were reacquired in full compliance with the applicable provisions of the Delaware General Corporation Law and with all other applicable Legal Requirements.

2.4 Financial Statements.

(a) The Company has delivered to the Parent and Merger Sub the following financial statements and notes (collectively, the “Company Financial Statements”):

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(i) the audited balance sheets of the Company as of December 31, 2008, and December 31, 2007, and the related audited statements of operations, changes in stockholders’ equity and cash flows of the Company for the years then ended.

(ii) the unaudited balance sheet of the Company as of October 31, 2009 (the “Unaudited Interim Balance Sheet”), and the related unaudited statements of operations, changes in stockholders’ equity and cash flows of the Company for the ten (10) months then ended, together with the notes thereto, if any.

(b) All of the Company Financial Statements are accurate and complete in all respects, and the dollar amount of each line item included in the Company Financial Statements is accurate in all respects. The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

(c) The general ledgers and books of account of the Company are in all material respects complete and correct, all business transactions of the Company have been recorded therein and such ledgers and books have been maintained in accordance with good business practices and in accordance with all applicable procedures required by all laws and regulations.

2.5 Absence of Changes. Except as set forth in Schedule 2.5 of the Disclosure Schedule, since October 31, 2009:

(a) there has not been any adverse change in the Company’s business, condition, assets, liabilities, financial performance, net income, prospects or operations, and no event has occurred which might have an adverse effect on the Company’s business, condition, assets, liabilities, financial performance, or operations;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) the Company has not sold or otherwise issued any shares of capital stock or any other securities;

(e) the Company has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) the Company has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Company in the Ordinary Course of Business;

(g) the Company has not leased or licensed any asset from any other Person;

(h) the Company has not made any capital expenditure in excess of Five Thousand Dollars ($5,000.00);

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(i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold from its inventory in the Ordinary Course of Business and non-exclusive software licensed by the Company to its customers in the Ordinary Course of Business;

(j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l) the Company has not made any loan or advance to any other Person;

(m) the Company has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract that is not an Excluded Contract;

(o) no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated;

(p) the Company has not incurred, assumed or otherwise become subject to any Liability except as reflected on Unaudited Interim Balance Sheet, other than accounts payable and accrued operating expenses (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Company in the Ordinary Course of Business;

(q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable and accrued operating expenses that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Company since October 31, 2009, in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

(s) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(t) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(u) the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses “(c)” through “(t)” above.

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2.6 Title to Assets. The Company owns and has good and marketable title to all of the tangible and intangible personal properties and assets, other than the leaseholds referred to in Schedule 2.6 reflected on the Unaudited Interim Balance Sheet or used by the Company in its business if not so reflected, free and clear of all Encumbrances, except with respect to those Encumbrances to be satisfied at the Closing or as otherwise listed on Schedule 2.6 to the Disclosure Schedules. None of the fixed assets and machinery and equipment so reflected is subject to contracts of sale, and none is held by the Company as lessee or as conditional sales vendee under any lease or conditional sales contract. The fixed assets and machinery and equipment so reflected are in a state of good repair and maintenance, in all material respects, and are in good operating condition, normal wear and tear excepted. During the past three (3) years, there has not been any interruption of the operations of the Company’s business due to the condition of any of the tangible and intangible personal properties and assets other than in the ordinary course of business.

2.7 Bank Accounts. Schedule 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (i) the name and location of the institution at which such account is maintained; (ii) the name in which such account is maintained and the account number of such account; (iii) a description of such account and the purpose for which such account is used; (iv) the current balance in such account as of the date set forth in such schedule; (v) the rate of interest being earned on the funds in such account, if any; and (vi) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

2.8 Receivables; Major Customers.

(a) Schedule 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of (i) all billed Accounts Receivable of the Company as of the Closing Date and (ii) all unbilled Accounts Receivable of the Company as of a date within three (3) days prior to the Closing Date.

(b) Schedule 2.8 of the Disclosure Schedule provides an accurate and complete list of all Excluded Accounts Receivable of the Company as of the Closing Date

(c) Except as set forth in Schedule 2.8 of the Disclosure Schedule, all existing Included Accounts Receivable of the Company (including those Included Accounts Receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those Included Accounts Receivable that have arisen through the Closing Date and have not yet been collected):

(i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and

(ii) are current and will be collected in full (without any counterclaim or setoff) on or before one hundred eighty (180) days of Closing and are not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

(d) All accounts receivable due and owing from Microsoft with respect to the Microsoft Transaction and included in the calculation of the Earnout Consideration will be collected in full (without any counterclaim or setoff) on or before the Second Determination Date (as defined in the Earnout Agreement).

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(e) Schedule 2.8 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, the twenty (20) largest customers (each a “Material Customer”) of the Company for the year ended December 31, 2008 and for the ten (10) month period ended October 31, 2009, based on and listing the gross purchases (rounded to the nearest $1,000.00) and a schedule of the Company’s backlog as of a date within three (3) days prior to the Closing Date. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that the Company may not realize the full amount of revenue for each client reflected in the backlog schedule identified in Section 2.8

2.9 Inventory.

(a) All of the Company’s existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Company since October 31, 2009):

(i) is of such quality and quantity as to be usable and saleable by the Company in the Ordinary Course of Business;

(ii) has been priced at the lower of cost or market value using the “last-in, first-out” method; and

(iii) is free of any defect or deficiency.

2.10 Equipment, Etc.

(a) Schedule 2.10 of the Disclosure Schedule accurately identifies, all equipment, furniture, fixtures, improvements and other tangible assets (other than inventory, supplies) owned by the Company as of the Unaudited Interim Balance Sheet, and accurately sets forth the Company’s tax basis and useful life in said assets therein as the Unaudited Interim Balance Sheet. There has not been a material adverse change in the Company’s equipment, furniture, fixtures, improvements and other tangible assets since January 1, 2009. Schedule 2.10 also accurately identifies all tangible assets leased to the Company.

(b) Each asset identified or required to be identified in Schedule 2.10 of the Disclosure Schedule:

(i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

(ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

(iii) is adequate for the uses to which it is being put.

(c) The assets identified in Schedule 2.10 of the Disclosure Schedule are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

2.11 Real Property. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Schedule 2.11 of the

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Disclosure Schedule. Schedule 2.11 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises.

2.12 Intellectual Property.

(a) Schedule 2.12(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Schedule 2.12(a)(i) of the Disclosure Schedule, each proprietary product developed, manufactured, marketed, or sold by the Company at any time since January 1, 2000, and any product or service currently under development by the Company (other than software code created in the ordinary course of business in connection with the Company’s implementation services);

(ii) in Schedule 2.12(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Schedule 2.12(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(iii) in Schedule 2.12(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Company and (3) is generally available on standard terms for less than $5,000.00); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive; and

(iv) in Schedule 2.12(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, excluding non-exclusive licenses in the ordinary course of business.

(b) the Company has provided to the Parent a complete and accurate copy of each Standard Form Agreement of Company IP Contract used by the Company since 2002, including each Standard Form Agreement of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Schedule 2.12(b) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding Standard Form Agreement provided to the Parent. Except for the licenses and rights granted in Contracts identified in Schedule 2.12(a)(iv) and Schedule 2.12(b) and non-exclusive software licensed by the Company to its customers in the Ordinary Course of Business), the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

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(c) Subject to non-exclusive software licenses by the Company to its customers in the Ordinary Course of Business, the Company owns all right, title and interest to and in, or otherwise has the non-cancellable, transferable, license free right to use, the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Schedule 2.12(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 2.12(a)(iv) or Schedule 2.12(a)(iii) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) except as set forth on Schedule 2.12(c), each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed an agreement substantially in the form of the Standard Form Agreement and containing an irrevocable assignment of Intellectual Property Rights to the Company for which such Person was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iii) no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v) no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi) the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret;

(vii) except as set forth on Schedule 2.12(c), since January 1, 2000, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person, except for non-exclusive software licenses by the Company to its customers in the Ordinary Course of Business;

(viii) the Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

(ix) the Company owns or otherwise has the non-cancellable, transferable, license fee free right to use, and after the Closing the Surviving Corporation will continue to have the non-cancellable, transferable, license fee free right to use, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

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(d) With respect to Company IP owned by the Company:

(i) each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii) each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iii) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with or infringes any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iv) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been transferred or assigned separate from the trademark to which the goodwill relates;

(v) each item of Company IP that is Registered IP used by the Company is and at all times has been is in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline, except as otherwise disclosed in Schedule 2.12(a)(ii);

(vi) Except as set forth on Schedule 2.12(d)(vi), no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected;

(vii) Schedule 2.12(d)(vii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain each such item of Registered IP in full force and effect;

(viii) the Company has provided to the Parent, or if not, agrees to provide upon request, complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

(ix) no interference, opposition, reissue, reexamination or other Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(x) there is no reasonable basis for a claim that any Company IP is invalid or unenforceable.

(e) Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Schedule 2.12(a)(iii)

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of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Schedule 2.12(f) of the Disclosure Schedule accurately identifies (and the Company has provided to the Parent and Merger Sub, a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no product or service ever manufactured, produced, distributed, published used, provided or sold by or on behalf of the Company, and no Intellectual Property ever owned, used or developed by the Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or Proceeding is pending or has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Proceeding;

(iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv) except as disclosed in Schedule 2.12(g)(iv), the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.12(b), other than customer contracts entered into in the ordinary course of business or as set forth in the standard forms of Company IP Contracts described in Section 2.12(b);

(v) except as disclosed in Schedule 2.12(g)(v), the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right), other than customer contracts entered into in the ordinary course of business or as set forth in the standard forms of Company IP Contracts described in Section 2.12(b); and

(vi) no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company.

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(h) None of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or Company has made (or arranged for others to make) appropriate patches or fixes available to affected customers as more fully described on Schedule 2.12(h); or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to the Parent and the Merger Sub a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software and has made (or arranged for others to make) appropriate arrangements to provide a remedy to the affected customers as required by the applicable warranty or contractual commitment as more fully described on Schedule 2.12(h).

(i) None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute such Company Software.

(k) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or other Person subject to confidentiality obligations regarding such Company Software. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or other Person subject to confidentiality obligations regarding such Company Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would likely, result in the delivery, license or disclosure of any source code for any Company Software, to any other Person who is not, as of the date of this Agreement, an employee of the Company or other Person subject to confidentiality obligations regarding such Company Software.

(l) The Company has not entered into a non-exclusive software licensed agreement or granted any non-exclusive software license with respect to the Company Software except to its customers in the Ordinary Course of Business.

2.13 Contracts.

(a) Schedule 2.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each Company Contract, except for any Excluded Contract. The Company has delivered to the Parent and Merger Sub accurate and complete copies of all the Company Contracts identified in Schedule 2.13 of the Disclosure Schedule, including all amendments thereto.

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(b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c) Except as set forth in Schedule 2.13 of the Disclosure Schedule:

(i) No Person has violated or breached, or declared or committed any default under, any the Company Contract;

(ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy against the Company under any Company Contract, (C) give any Person the right to accelerate against the Company the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii) the Company has not, within the previous seven (7) years from the date hereof, received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Contract; and

(iv) the Company has not waived any of its rights under any the Company Contract.

(d) To the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company.

(e) Except as set forth in Schedule 2.13 of the Disclosure Schedule:

(i) the Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

(ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

(f) The performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(g) No Person is renegotiating, or has the contractual right to renegotiate or is expected to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

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(h) The Contracts identified in Schedule 2.13 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(i) Schedule 2.13 of the Disclosure Schedule lists each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company which is under consideration by the Company or other Person.

2.14 Liabilities; Major Suppliers.

(a) The Company has no Liabilities, except for:

(i) liabilities or accruals or reserves for liabilities reflected in the Unaudited Interim Balance Sheet;

(ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) and accrued operating expenses incurred by the Company in the Ordinary Course of Business since January 1, 2009; and

(iii) the Company’s obligations under the Contracts listed in Schedule 2.13 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(iv) Liabilities which are reflected on the Estimated Closing Balance Sheet.

(b) Schedule 2.14 of the Disclosure Schedule:

(i) provides an accurate and complete breakdown and aging of the Company’s accounts payable as of October 31, 2009;

(ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement; and

(iii) provides an accurate and complete breakdown of the Company’s long-term debt as of the date of this Agreement.

(c) The Company has not paid, and the Company is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 10.3, except for fees, costs and expenses reflected on the Final Closing Date Balance Sheet or paid on or prior to the Closing Date.

(d) Schedule 2.14 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, the twenty (20) largest suppliers and vendors of the Company (to the extent that the purchases therefrom have exceeded $25,000 during either of the applicable periods) for the year ended December, 2008 and for the ten (10) month period ended October 31, 2009, based on and listing the gross purchases (rounded to the nearest $1,000.00) (each a “Material Supplier”). Except as set forth on Schedule 2.14, no Material Supplier has canceled, terminated or otherwise modified, or threatened to cancel, terminate or otherwise modify its relationship with the Company outside of the normal expiration of applicable contracts with such Material Supplier during the twelve (12) months immediately preceding the Closing. Except as listed on Schedule 2.13 of the Disclosure Schedule, the Company is not a party to any contract or agreement (other than purchase orders) with any Material Supplier.

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2.15 Compliance With Legal Requirements.

(a) Except as set forth in Schedule 2.15 of the Disclosure Schedule:

(i) the Company is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

(ii) the Company has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

(iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

(iv) the Company has not received, during the seven (7) year period prior to the Closing Date, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

(b) The Company has delivered to the Parent and Merger Sub an accurate and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Legal Requirement.

2.16 Governmental Authorizations.

(a) Schedule 2.16 of the Disclosure Schedule identifies:

(i) each Governmental Authorization that is held by the Company; and

(ii) each other Governmental Authorization that, to the Knowledge of the Company, is held by any of the Company’s employees which is necessary in connection with the Company’s business.

(iii) the Company has delivered to the Parent and Merger Sub accurate and complete copies of all of the Governmental Authorizations identified in Schedule 2.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Schedule 2.16 of the Disclosure Schedule is valid and in full force and effect.

(b) Except as set forth in Schedule 2.16 of the Disclosure Schedule:

(i) the Company and its employees are, and at all times have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.16 of the Disclosure Schedule;

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(ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Schedule 2.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Schedule 2.16 of the Disclosure Schedule;

(iii) the Company has never received, and, to the Knowledge of the Company, no employee of the Company has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization by the Company, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization of the Company; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Schedule 2.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(c) The Governmental Authorizations identified in Schedule 2.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

2.17 Tax Matters. Except as otherwise set forth on Schedule 2.17 of the Disclosure Schedule:

(a) Each Tax required to have been paid by the Company or claimed by any Governmental Body to be payable by the Company prior to the Closing Date (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) Schedule 2.17 of the Disclosure Schedule accurately identifies all Tax Returns filed by or on behalf of the Company with any Governmental Body with respect to taxable periods between January 1, 2002 and the Closing Date (“the Company Returns”). All the Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to the Parent and Merger Sub accurate and complete copies of all the Company Returns filed since 2002.

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(c) The Estimated Closing Balance Sheet fully accrue or provide a reserve for all actual and contingent liabilities for Taxes with respect to all periods to the date thereof in accordance with GAAP.

(d) Schedule 2.17 of the Disclosure Schedule accurately identifies each examination or audit of any the Company Return that has been conducted since January 1, 2002. The Company has delivered to the Parent and Merger Sub accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Schedule 2.17 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(e) Except as set forth in Schedule 2.17 of the Disclosure Schedule, no claim or other Proceeding is, pending or to the Company’s Knowledge has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or has become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f) There is no agreement, plan, arrangement or other Contract covering any Company Employee that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

2.18 Employee and Labor Matters.

(a) Schedule 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by the Company;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company through December 31, 2008 with respect to services performed in 2008 and for the ten (10) month period ending October 31, 2009 with respect to services performed during such period;

(iv) such employee’s annualized compensation as of the date of this Agreement;

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(v) each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi) any Governmental Authorization that is held by such employee and that is necessary in connection with the Company’s business.

(b) Schedule 2.18(b) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Schedule 2.18(b) of the Disclosure Schedule accurately describes such benefits.

(c) Except as set forth on Schedule 2.18 of the Disclosure Schedule, the employment of each of the Company’s employees is terminable by the Company at will, subject to compliance with applicable Legal Requirements. The Company has delivered to the Parent and Merger Sub accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d) To the Knowledge of the Company:

(i) no employee of the Company currently intends to terminate his employment with the Company;

(ii) no employee of the Company currently possesses an offer to join a business that may be competitive with the Company’s business; and

(iii) no employee of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e) Schedule 2.18(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company which the Company has used since January 1, 2004:

(i) the name of such independent contractor;

(ii) a general description of such independent contractor’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed through October 31, 2009;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that is necessary in connection with the Company’s business.

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(f) Except as set forth in Schedule 2.18(f) of the Disclosure Schedule, the Company is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no and, there have never been any actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h) Except as set forth on Schedule 2.18 of the Disclosure Schedule, (i) none of the current or former independent contractors of the Company could be reclassified as an employee, (ii) there are, and, during the six (6) year period prior to the Closing Date, have not been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer, (iii) the Company has not had, during the six (6) year period prior to the Closing Date, had any temporary or leased employees, and (iv) no independent contractor of the Company is eligible to participate in any Company Employee Plan.

2.19 Employee Benefit Plans and Compensation.

(a) Schedule 2.19(a) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Parent and Merger Sub in writing or as required by this Agreement).

(b) The Company has delivered to the Parent and Merger Sub: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the

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Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) Each of the Company and Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company does not have Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms (except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity) and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms (except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity), without liability to the Parent, and Merger Sub, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Company and Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(e) No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

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Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(f) Except as set forth in Schedule 2.19(f) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(g) Except as set forth in Schedule 2.19(g) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(h) To the Knowledge of the Company, no shareholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such shareholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Company Employees is now bound.

2.20 Environmental Matters.

(a) The Company is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

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(b) The Company has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Company in connection with any such actual, alleged, possible or potential Liability; and, no event has occurred and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Company becoming subject to, any such Liability.

(c) Except as set forth in Schedule 2.20 of the Disclosure Schedule, the Company has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Schedule 2.20 of the Disclosure Schedule, the Company has ever permitted (knowingly or otherwise) any Hazardous Material, to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

(i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company;

(ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

(iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Company.

(d) All property that is owned by, leased to, controlled by or used by the Company, and all surface water, groundwater, soil and air associated with or adjacent to such property:

(i) is in clean and healthful condition;

(ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and

(iii) is free of any environmental contamination of any nature.

(e) Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by the Company, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Company:

(i) is in sound condition; and

(ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

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2.21 Sale of Products; Performance of Services.

(a) Each product that has been sold, licensed or distributed by the Company to any Person:

(i) conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

(ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale.

(b) All repair services and other services that have been performed by the Company were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(c) The Company will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company on or at any time prior to the Closing Date, other than warranty or support claims in the ordinary course of business consistent with past experiences.

(d) No product manufactured or sold by the Company has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product, other than warranty or support claims in the ordinary course of business consistent with past experiences.

(e) Except as set forth in Schedule 2.21 of the Disclosure Schedule, no customer or other Person has, during the seven (7) year period prior to the Closing Date, ever asserted or threatened to assert any claim against the Company: (i) under or based upon any warranty provided by or on behalf of the Company (other than warranty or support claims in the ordinary course of business), or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company (other than warranty or support claims in the ordinary course of business). To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such claim, other than warranty or support claims in the ordinary course of business consistent with past experiences.

2.22 Insurance.

(a) Schedule 2.22 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

(i) the name of the insurance carrier that issued such policy and the policy number of such policy;

(ii) whether such policy is a “claims made” or an “occurrences” policy;

(iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage);

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(iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

(v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

(b) Schedule 2.22 also identifies: each pending application for insurance that has been submitted by or on behalf of the Company. The Company has delivered to the Parent and Merger Sub accurate and complete copies of all of the insurance policies identified in Schedule 2.22 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 2.22 of the Disclosure Schedule.

(c) Each of the policies identified in Schedule 2.22 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the of the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

(d) Except as set forth in Schedule 2.22 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Schedule 2.22 of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that would likely give rise to or serve as a basis for any such claim.

(e) During the seven (7) years prior to the Closing Date, the Company has not received:

(i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 2.22 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

(ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 2.22 of the Disclosure Schedule; or

(iii) any indication that the issuer of any of the policies identified in Schedule 2.22 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

2.23 Related Party Transactions. Except as set forth in Schedule 2.23 of the Disclosure Schedule:

(a) no Related Party has any direct or indirect interest of any nature in any asset used in the business of the Company;

(b) no Related Party is indebted to the Company;

(c) to the Company’s Knowledge, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company;

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(d) to the Company’s Knowledge, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company;

(e) to the Company’s Knowledge, no Related Party has any claim or right against the Company; and

(f) to the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) would likely give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

2.24 Certain Payments, Etc. Neither the Company, nor any officer, employee, agent or other Person acting for or on behalf of the Company, has at any time, directly or indirectly:

(a) used any corporate funds: (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.25 Proceedings; Orders.

(a) Except as set forth in Schedule 2.25 of the Disclosure Schedule, there is no pending Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Proceeding:

(i) against the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

(b) Except as set forth in Schedule 2.25 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for the commencement of any such Proceeding.

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(c) Except as set forth in Schedule 2.25 of the Disclosure Schedule, no Proceeding, during the seven (7) year period prior to the Closing Date, has ever been commenced by or against the Company; and no Proceeding otherwise involving or relating to the Company has been pending or, to the Company’s Knowledge, threatened.

(d) The Company has allowed the Parent access to accurate and complete copies of all pleadings, correspondence and other written materials to which the Company possesses that relate to the Proceedings identified in Schedule 2.25 of the Disclosure Schedule.

(e) There is no Order against the Company, or against any of the assets owned or used by the Company.

(f) No officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(g) There is no proposed Order against the Company that, if issued or otherwise put into effect, (i) may have an adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.26 Authority; Binding Nature of Agreements. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.27 Non-Contravention; Consents.

(a) Except as set forth in Schedule 2.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel,

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terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract;

(v) give any Person the right to: (i) declare a default or exercise any remedy under any the Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

(b) Except as set forth in Schedule 2.27 of the Disclosure Schedule, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.28 Brokers. The Company has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.29 Intentionally Omitted.

2.30 Microsoft Transaction. There are no claims or Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company arising out of the representations, warranties, covenants or obligations made by the Company in the Microsoft Transaction. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

2.31 Full Disclosure.

(a) None of the Transactional Agreements or the Disclosure Schedule contains or will contain any untrue statement of fact; and none of the Transactional Agreements or the Disclosure Schedule omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b) Except as set forth in Schedule 2.31 of the Disclosure Schedule, is the Company does not have Knowledge of any fact that: (i) will have an adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) will have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

(c) All of the information set forth in the Disclosure Schedule is accurate and complete in all respects.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub represent and warrant, to and for the benefit of the Company, as follows:

3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business, as and where now conducted after the Closing.

3.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its respective Board of Directors, and no other action or proceedings on the part of the Parent or the Merger Sub is necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes valid and binding obligations of the Company, constitutes valid and binding obligations of the Parent and Merger Sub, enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Non-Contravention; Consents.

(a) Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will:

(i) contravene, conflict with or result in a violation of (i) any of the provisions of the Parent’s or the Merger Sub’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Parent’s or the Merger Sub’s stockholders, the Parent’s or the Merger Sub’s board of directors or any committee of the Parent’s or the Merger Sub’s board of directors;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Parent or the Merger Sub, or any of the assets owned or used by the Parent or the Merger Sub, is subject;

(v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Parent or the Merger Sub or any of its employees;

(vi) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract of the Parent’s or the Merger Sub;

(vii) give any Person the right to: (i) declare a default or exercise any remedy under any contract of the Parent’s or the Merger Sub, (ii) accelerate the maturity or performance of any contract of the Parent’s or the Merger Sub, or (iii) cancel, terminate or modify any contract of the Parent’s or the Merger Sub; or

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(viii) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Parent or Merger Sub.

(b) Except as set forth in Schedule 3.3 of the Disclosure Schedule, neither the Parent nor Merger sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

3.4 Solvency. Parent is solvent, and each of Parent and Merger Sub will be solvent following payment of the Purchase Price.

3.5 Accuracy of Information Furnished. No representation, statement or information made or furnished by the Parent or the Merger Sub to the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the representation, information or statement not misleading.

SECTION 4. PRE-CLOSING COVENANTS OF THE COMPANY

4.1 Access and Investigation. The Company shall ensure that, at all times during the Pre-Closing Period:

(a) The Company provides the Parent with free and complete access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company;

(b) The Company provides the Parent with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as the Parent may request in good faith; and

(c) The Company compiles and provides the Parent with such additional financial, operating and other data and information regarding the Company as the Parent may request in good faith.

4.2 Operation of Business. Except as set forth on Schedule 4.2 of the Disclosure Schedules, the Company shall ensure that during the Pre-Closing Period:

(a) the Company will use its Best Efforts to conduct its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) the Company will use its commercially reasonable efforts to preserve intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

(c) the Company will keep in full force all insurance policies identified in Schedule 2.22 of the Disclosure Schedule;

(d) the Company’s officers confer regularly with the Parent and Merger Sub concerning operational matters and otherwise report regularly to the Parent and Merger Sub concerning the status of the Company’s business, condition, assets, liabilities, operations, financial performance and prospects;

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(e) the Company immediately notifies the Parent and Merger Sub of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(f) the Company and its officers use their Best Efforts to cause the Company to operate profitably and to maximize its net income;

(g) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(h) the Company does not sell or otherwise issue any shares of capital stock or any other securities;

(i) the Company does not amend its certificate of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(k) the Company does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate;

(l) the Company does not enter into or permit any of the assets owned or used by the Company to become bound by any Contract, except in the Ordinary Course of Business;

(m) the Company will use its commercially reasonable efforts to avoid incurring, assuming or otherwise becoming subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business

(n) the Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or contractors;

(o) the Company does not change any of its methods of accounting or accounting practices in any respect;

(p) the Company does not make any Tax election;

(q) the Company does not commence any Proceeding;

(r) the Company does not enter into any transaction or take any other action of the type referred to in Section 2.5;

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(s) the Company does not enter into any transaction or take any other action outside the Ordinary Course of Business;

(t) the Company will not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had been occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Effective Time; and

(u) the Company does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses “(i)” through “(v)” of this Section 4.2.

4.3 Filings and Consents. The Company will ensure that:

(a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

(b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) the Company promptly delivers to the Parent and Merger Sub a copy of each filing made, each notice given and each Consent obtained by the Company during the Pre-Closing Period; and

(d) during the Pre-Closing Period, the Company and its Representatives cooperate with the Parent and with the Parent’s Representatives, and prepare and make available such documents and take such other actions as the Parent may request in good faith, in connection with any filing, notice or Consent that the Parent is required or elects to make, give or obtain.

4.4 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify the Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement that would cause or constitute a Breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

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(iii) any Breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to the Parent an update to the Disclosure Schedule specifying such change. Such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or in the Closing Certificate, and (ii) determining whether any of the conditions set forth in Sections 6 and 7 have been satisfied.

4.5 Payment of Indebtedness by Related Parties. The Company shall cause all indebtedness and other Liabilities of each Related Party owed to or by the Company (including any such indebtedness or other Liability identified in Schedule 2.23 of the Disclosure Schedule) to be discharged and paid in full prior to the Closing.

4.6 No Negotiation. The Company shall ensure, except as may be required in the exercise of an officer’s or director’s fiduciary duty obligations, that, during the Pre-Closing Period, it will not:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Parent) relating to any Acquisition Transaction;

(b) participate in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Parent) relating to any Acquisition Transaction; or

(c) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Parent) relating to any Acquisition Transaction.

4.7 Best Efforts. During the Pre-Closing Period, the Company shall use its Best Efforts to cause the conditions set forth in Sections 6 to be satisfied on a timely basis.

4.8 Confidentiality. During the Pre-Closing Period:

(a) the Company and its Representatives keep strictly confidential the existence and terms of this Agreement;

(b) neither the Company nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company’s suppliers, customers, landlords or creditors or to any other Person) regarding any of the Transactions, except to the extent that the Company is required by law to make any such disclosure regarding the Transactions; and

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(c) if the Company is required by law to make any disclosure regarding the Transactions, the Company advises the Parent, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

Notwithstanding the foregoing, the Parent and Merger Sub recognize that the Company will be required to disclose the Agreement and Transactions to its Stockholders in connection with their approval of this Agreement and their dissenters’s rights and to the Company’s optionees and warrant holders to obtain the termination of their options and warrants, and to certain of the Company’s employees approved in advance by the Parent, and may be required to disclose Agreement and Transactions, including disclosure to Microsoft, in connection in satisfying the conditions set forth in Section 6, and the Parent and Merger Sub hereby consent to such disclosures. Notwithstanding the foregoing, in no event shall the Company disclose any information relating to the Agreement and the Transactions to Microsoft until and unless (i) the Parent has been granted a reasonable opportunity to review and approve all correspondence or other documentation delivered to Microsoft, (ii) the Parent shall be copied in advance on all correspondence or other documentation delivered to or received from Microsoft, and (iii) the Parent shall be permitted, at its option, to attend or participate in any discussions with Microsoft relating to the Transaction.

4.9 FIRPTA Matters. At the Closing, (a) the Company shall deliver to the Parent a statement (in such form as may be reasonably requested by counsel to the Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

SECTION 5. PRE-CLOSING COVENANTS OF PARENT

5.1 Best Efforts. During the Pre-Closing Period, the Parent shall use its Best Efforts to cause the condition set forth in Section 7.2 to be satisfied

5.2 Confidentiality. During the Pre-Closing Period:

(a) neither the Merger Sub nor the Parent nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company’s suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that the Merger Sub or the Parent is required by law to make any such disclosure regarding the Transactions; and

(b) if the Parent or Merger Sub is required by law to make any disclosure regarding the Transactions, the Parent or Merger Sub, as the case may be, advises the Company, at least two (2) business days before making such disclosure, of the nature and content of the intended disclosure.

Notwithstanding the foregoing, the Company recognizes that the Parent and Merger Sub will be required to disclose the Agreement and Transactions to its Stockholders and certain Governmental Bodies in connection with the approval of this Agreement and the Transactions, and the Company hereby consents to such disclosures.

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5.3 Filings and Consents. The Parent and Merge Sub will use commercially reasonable efforts to ensure that:

(a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Parent and Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

(b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Parent or the Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) during the Pre-Closing Period, the Parent and the Merger Sub and their respective Representatives cooperate with the Company and with the Company’s Representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain.

5.4 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Parent and Merger Sub shall promptly notify the Company in writing of:

(i) the discovery by the Parent or Merger Sub of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Parent or Merger Sub in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement discovered by the Parent or Merger Sub that would likely cause or constitute a Breach of any representation or warranty made by the Parent or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any Breach of any covenant or obligation of the Parent or Merger Sub; and

(iv) any event, condition, fact or circumstance discovered by the Parent or Merger Sub that would likely make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Parent and Merger Sub shall promptly deliver to the Company an update to the Disclosure Schedule

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specifying such change. Such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or in the Closing Certificate, and (ii) determining whether any of the conditions set forth in Sections 7 has been satisfied.

SECTION 6. CONDITIONS PRECEDENT TO PARENT’S AND MERGER SUB’S OBLIGATION TO CLOSE

The Parent’s and Merger Sub’s obligation to consummate the Merger and to take the other actions required to be taken by the Parent and the Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent and the Merger Sub, in whole or in part, in accordance with Section 10.12):

6.1 Satisfactory Completion of Pre-Acquisition Review. The Parent and Merger Sub shall have satisfactorily completed its pre-acquisition investigation and review of the Company’s business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review.

6.2 Accuracy of Representations.

(a) Each of the Specified Representations shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Effective Time as if made at the Effective Time, without giving effect to any update to the Disclosure Schedule.

(b) All of the other representations and warranties made by the Company in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Effective Time as if made at the Effective Time, without giving effect to any update to the Disclosure Schedule.

6.3 Performance of Obligations.

(a) The Company, the Designated Stockholders and the Key Stockholders shall have executed and delivered each of the agreements required to be executed and delivered by the Company pursuant to Section 1.3(b).

(b) All of the other covenants and obligations that the Company required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

(d) As of the Closing Date, all of the assets of the Company shall be free and clear of all Encumbrances.

6.4 Approval of Parent’s Board of Directors; Approval of Merger Sub’s Board of Directors; Consents.

(a) The Parent’s board of directors shall have ratified the execution of this Agreement by the Parent and shall have approved the consummation of the Transactions.

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(b) The Merger Sub’s board of directors shall have ratified the execution of this Agreement by Merger Sub and shall have approved the consummation of the Transactions.

(c) Each of the Consents identified in Schedule 2.27 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

6.5 No Adverse Change. There shall have been no adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since the date of this Agreement.

6.6 Additional Documents. Parent and Merger Sub shall have received the following documents:

(a) such other documents as the Parent and the Merger Sub may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company with, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

(b) an assignment or an amendment to the escrow agreement (and an acknowledgement thereof by Microsoft) which provides that any disbursements of any monies held in escrow by Microsoft in connection with the Microsoft Transaction (the “Microsoft Escrow Money”) which are to be disbursed to the Company shall, instead, be disbursed and paid into the Microsoft Escrow Account under the Microsoft Escrow Agreement.

(c) The Company shall have provided the Parent and the Merger Sub with a certified copy of resolutions or other authorization authorizing the making of and the performance of the Company of the Agreement and the Merger.

(d) Parent shall have received a certificate of good standing with respect to the Company from the Secretary of the State of Delaware and any other state in which the Company is qualified to do business.

(e) an opinion letter from Bradley Arant Boult Cummings LLP, counsel to the Company, dated the Closing Date, in the form of Exhibit 6.6;

(f) evidence, satisfactory to the Parent and the Merger Sub, that the Company has obtained an error and omissions insurance policy, in coverage amounts and terms satisfactory to the Parent and the Merger Sub, that provides coverage to the Company for events or actions that occurring in the two (2) years prior to the Closing could give rise to a claim.

(g) evidence, satisfactory to the Parent and the Merger Sub, that the Company has obtained a representation and warranty insurance policy, in coverage amounts and terms satisfactory to the Parent, that provides coverage to the Company with respect to the breach of any representation and warranty made by the Company to Microsoft in connection with the Microsoft Transaction.

6.7 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Parent, or against any Affiliate of the Parent, any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

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6.8 No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (b) may be entitled to all or any portion of the Purchase Price.

6.9 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Parent or any Affiliate of the Parent to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

6.10 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 4.9.

6.11 Termination of Certain Agreements. At or the prior to the Closing, the Company shall deliver to the Parent and Merger Sub evidence of termination of those certain agreements, instruments and/or documents set forth on Schedule 6.11 attached hereto:

SECTION 7. CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Designated Agent on behalf of the Agent Committee, in whole or in part, in accordance with Section 10.12):

7.1 Accuracy of Representations. All of the representations and warranties made by the Parent and the Merger Sub in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Effective Time as if made at the Effective Time.

7.2 Parent’s Performance.

(a) The Parent and the Merger Sub shall have executed and delivered each of the agreements required to be executed and delivered by the Parent and the Merger Sub pursuant to this Agreement, and shall have paid and delivered the Upfront Payment and delivered the Escrow Fund to the Escrow Agent.

(b) All of the other covenants and obligations that the Parent and the Merger Sub is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

7.3 No Injunction. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the consummation of the Merger.

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7.4 Consents.

(a) Each of the Consents identified in Schedule 3.3 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, unless waived by the Company.

(b) The Parent and the Merger Sub shall have consented to the supplement or amendment of the Disclosure Schedules with respect to any updates provided under Section 5.4 hereof.

7.5 Additional Documents. The Company shall have received the following documents:

(a) Such other documents as the Company may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Parent and Merger Sub, (ii) evidencing the compliance by the Parent and Merger Sub with, or the performance by the Parent and Merger of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

(b) an assignment or an amendment to the escrow agreement (and an acknowledgement thereof by Microsoft) which provides that any disbursements of any monies held in escrow by Microsoft in connection with the Microsoft Transaction (the “Microsoft Escrow Money”) which are to be disbursed to the Company shall, instead, be disbursed and paid into the Microsoft Escrow Account under the Microsoft Escrow Agreement.

(c) The Parent and Merger Sub shall have provided the Company with a certified copy of resolutions or other authorization authorizing the making of and the performance of the Parent and Merger Sub of the Agreement and the Merger.

(d) The Company shall have received a certificate of good standing with respect to the Parent and Merger Sub from the Secretary of the State of Delaware.

7.6 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Parent, or against any Affiliate of the Parent, or the Company of any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

7.7 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Company to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

SECTION 8. TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Parent or the Merger Sub if (i) there is a material Breach of any covenant or obligation of the Company, or (ii) the Parent or the Merger Sub reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Parent or the Merger Sub to comply with or perform its covenants and obligations under this Agreement);

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(b) by the Company if (i) there is a material Breach of any covenant or obligation of the Parent or the Merger Sub, or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement);

(c) by the Parent or the Merger Sub at or after the Effective Time if any condition set forth in Section 6 has not been satisfied by the Effective Time;

(d) by the Company at or after the Effective Time if any condition set forth in Section 7 has not been satisfied by the Effective Time;

(e) by the Parent or the Merger Sub if the Closing has not taken place on or before December 31, 2009 (other than as a result of any failure on the part of the Parent or the Merger Sub to comply with or perform its covenants and obligations under this Agreement);

(f) by the Company if the Closing has not taken place on or before December 31, 2009 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement);

(g) by the mutual written consent of the Parent, the Merger Sub and the Company; or

(h) by either party, if the Closing has not taken place before July 30, 2010, provided that if either party elects to terminate this Agreement pursuant to Section 8.1(g), such termination shall not act as or be deemed to be a release of the non-terminating party’s rights under this Agreement, at law or equity.

8.2 Termination Procedures. If the Parent or the Merger Sub wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), the Parent or the Merger Sub shall deliver to the Company a written notice stating that the Parent or the Merger Sub is terminating this Agreement and setting forth a brief description of the basis on which the Parent or the Merger Sub is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to the Parent and the Merger Sub a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

(a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; and

(b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 4.8 and 10.

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8.4 Non-exclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 9. INDEMNIFICATION, ETC.

9.1 Survival of Representations and Covenants.

(a) All of said representations, warranties, covenants and obligations, other than the Specified Representations, shall remain in full force and effect and shall survive for a period of one (1) year following the Closing (and not thereafter); and all the Specified Representations, shall remain in full force and effect and shall survive until June 30, 2012 (and not thereafter).

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

9.2 Indemnification by the Company.

(a) The Company shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages, solely out of the Escrow Fund to the extent not previously distributed, which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement;

(ii) any Breach of any representation or warranty made by the Company in this Agreement as if such representation and warranty had been made on and as of the Effective Date;

(iii) any Breach of any representation, statement, information, provision or warranty contained in the Disclosure Schedule or the Closing Certificate;

(iv) any Breach of any covenant or obligation of the Company;

(v) any Liability, other than a Liability which is reflected on the Final Closing Date Balance Sheet or any Liabilities for the Company’s performance obligations under the Contracts listed in Schedule 2.13 of the Disclosure Schedule or any Excluded Contract which are to be performed after the Closing Date, to which the Company or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product

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manufactured or sold, or any service performed, by or on behalf of the Company on or at any time prior to the Effective Date, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Company on or at any time prior to the Effective Date, or (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Company on or at any time prior to the Effective Date;

(vi) any matter identified or referred to in Schedule 2.15 or Schedule 2.25 of the Disclosure Schedule; and

(vii) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” “(v)” or “(vi)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); and

(viii) any Liability resulting from a Specific Indemnity, including, without limitation, any Microsoft Liability.

(b) The Company shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages, solely out of the Escrow Fund (including, without limitation, the Microsoft Escrow Fund) to the extent not previously distributed, which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any Liability resulting from a Specific Indemnity, including, without limitation, any Specific Indemnity Liability and Microsoft Liability.

9.3 Parent Indemnification. The Parent shall hold harmless and indemnify the Company and its officers, directors, employees and shareholders and their successors and assigns and the Designated Agent and the Agent Committee from and against (the “Company Indemnitees”), and shall reimburse the Company Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of:

(i) any Breach of any representation or warranty made by the Parent or Merger Sub in this Agreement as of the date of this Agreement;

(ii) any Breach of any representation or warranty made by the Parent of the Merger Sub in this Agreement as if such representation and warranty had been made on and as of the Effective Date;

(iii) any Breach of any representation or warranty contained in the Disclosure Schedule or the Closing Certificate; and

(iv) any Breach of any covenant or obligation of the Parent or Merger Sub.

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9.4 Threshold.

(a) Subject to Section 9.4(b), the Company shall not be required to make any indemnification payment pursuant to Sections 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iii) for any Breach as set forth in such Section until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate. At such time as the total amount of such Damages exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding Fifty Thousand Dollars ($50,000.00).

(b) The Parent or Surviving Corporation shall not be required to make any indemnification payment pursuant to Section 9.3 for any Breach as set forth in such Section until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Company Indemnitees, or to which any one or more of the Company Indemnitees has or have otherwise become subject, exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate. At such time as the total amount of such Damages exceeds Fifty Thousand Dollars ($50,000.00) in the aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding Fifty Thousand Dollars ($50,000.00). The limitations on the Parent’s indemnification obligations that are set forth in this Section 9 shall not apply to any Breach relating to the payment of the Purchase Price by Parent.

(c) The limitations on the Company’s indemnification obligations that are set forth in this Section 9.4(a) shall not apply to (i) any Breach of any of the Specified Representations, or (ii) any Breach arising directly or indirectly from any circumstance of which the Company had Knowledge on or prior to the Closing Date or (iii) any Specific Indemnity Liability. None of the limitations on the Company’s indemnification obligations that are set forth in this Section 9 shall apply to, or in any manner limit the rights and remedies of the Parent and the Surviving Corporation with respect to, any Breach based on any fraudulent (excluding any claims of so –called “negligent fraud”) or any criminal act or conduct of a material nature of the Company or any Stockholder (the “Fraud Claims”).

(d) Notwithstanding anything to the contrary, in the event of any Damages for which any Indemnitee would be entitled to indemnification, no Indemnitee shall be entitled to indemnification under Section 9.2 to the extent that such Damages are specifically included in the Final Closing Date Balance Sheet. For example, if on February 28, 2010, an Indemnitee incurs $75,000 in Damages arising from a matter for which such Indemnitee would be entitled to indemnity under this Section 9.2 and such $75,000, or portion thereof, was expensed or booked as a Liability on the Final Closing Date Balance Sheet, thereby reducing the Closing Date Net Working Capital of the Company for purposes of determining the adjustment pursuant to Section 1.6(f) hereof, then such Indemnitee would not be entitled to indemnification under this Agreement for such $75,000, or applicable portion thereof, in Damages. Subject to any Fraud Claims, the Stockholders shall not be liable in any manner under this Agreement, and the Indemnitees shall look solely to an offset against the Escrow Funds in accordance with Section 9.2 hereof.

(e) Subject to any Fraud Claims, the maximum liability to the Indemnitees, pursuant to this Agreement, shall be limited to the remaining funds, if any, contained in the Escrow Funds or the Microsoft Escrow Funds, as applicable. Subject to any Fraud Claims, in no event shall any

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Indemnitee be entitled to Damages or reimbursement for consequential, indirect, special or punitive damages, including damages for lost profits or lost opportunities. In computing the amount of Damages, the amount of each claim or Liability shall be deemed to be an amount (i) net of any tax benefit of such Damage by the Indemnitee as a result of such Damage, and (ii) net of any insurance proceeds and indemnity, contribution or other similar payment recovered by the Indemnitee with respect thereto (after taking into consideration any premium increases as a result thereof).

9.5 Interest. Any party that is required to indemnify any other Person pursuant to this Section 9 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three percentage points above the rate of interest publicly announced by CitiBank from time to time as its prime, base or reference rate.

9.6 Exclusivity of Remedies. Notwithstanding anything to the contrary set forth in this Agreement, the indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of the Indemnitees for Damages relating to any breach by the Company of any representation or warranty, covenant or other provision contained in this Agreement or otherwise arising out the negotiation, entry or consummation of the transactions contemplated by the Agreement, and any such Damages shall be limited to the remaining Escrow Fund held in Escrow (or in the case of Damages from a Specific Indemnity, out of the funds held in the Microsoft Escrow Account, to the extent not previously distributed). Notwithstanding anything to the contrary set forth in this Agreement, the Indemnitees shall not be entitled to indemnification under Section 9.2 for Damages entitled to indemnification under Section 9.2 for any Tax Liability incurred by Company arising from: (i) any merger, liquidation, business combination, conversion or other structural tax or accounting change (including being included in a consolidated group) to the Company made by or on behalf of Parent or Merger or as a result of Parent acquiring, or merging with, the Company, on or after the Closing Date, (ii) any Tax arising out of the Company becoming a part of a consolidated group of the Parent, (iii) any Tax election(s) made by or on behalf of Parent or the Merger Sub immediately before, on or after the Closing Date due to the transactions contemplated by this Agreement or the Parent’s tax requirement imposed on the Company, or (iv) any Taxes incurred by the operation of the Company’s business after the Closing Date.

9.7 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, against any other Indemnitee or against any other Person) with respect to which the Company may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, the Parent and Surviving Corporation shall promptly give written notice to the Designated Agent on behalf of the Agent Committee of such claim or proceeding that might give rise to any Damages by an Indemnitee, stating the nature and basis of such claim or proceeding, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such claim or proceeding, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument in the possession of the Indemnitees. Notwithstanding the foregoing, the failure to provide written notice as aforesaid to the Designated Agent on behalf of the Agent Committee will not relieve any Person from any liability which they may have to the Indemnitees under this Agreement or otherwise, except to the extent the Indemnitee reasonably demonstrates that such failure directly results in the loss or compromise of any rights or defenses of the Stockholders may have.

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(b) The Parent and Surviving Corporation shall proceed with the defense of such claim or Proceeding on its own, utilizing counsel of its choice and defense strategies as shall be reasonably determined by the Parent and Surviving Corporation; provided that:

(i) all expenses relating to the defense of such claim or Proceeding shall be satisfied from the Escrow Fund, except to the extent that such expenses are reserved on the Final Closing Date Balance Sheet.

(ii) the Parent and Surviving Corporation shall keep the Designated Agent on behalf of the Agent Committee informed of all material developments and events relating to such claim or Proceeding;

(iii) the Parent and Surviving Corporation shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Designated Agent on behalf of the Agent Committee; provided, however, that the Designated Agent shall not unreasonably withhold, condition or delay such consent; and

(iv) at the request of the Parent or Surviving Corporation, the Designated Agent shall use its commercially reasonable efforts, including taking any legal action reasonably necessary, to cause each of the Stockholders to deliver to the Parent and Surviving Corporation any documents and materials in the possession or control of any of the Stockholders that may be necessary to the defense of such claim or Proceeding;

9.8 Exercise of Remedies by Indemnitees Other Than Parent or Surviving Corporation. No Indemnitee (other than the Parent, the Surviving Corporation or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Parent, the Surviving Corporation (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.9 Reliance. Parent and Merger Sub acknowledge and agree that neither the Company nor any Stockholder has made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and the Merger Sub and their respective Representatives, except as expressly set forth in this Agreement and/or the Transactional Agreements.

9.10 Mitigation. The parties agree to use their commercially reasonable efforts to mitigate any Damages which are subject to indemnification hereunder.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Designated Agent.

(a) The Company hereby irrevocably nominates, constitutes and appoints a committee, consisting of six (6) members, initially to consist of Russell Smith, John Scandar, John Carter, Bill Earthman, J. Kevin Webber and Rurik G. Vandevenne, as the agents and true and lawful attorneys-in-fact of the Company (the “Agent Committee”), with full power of substitution, to act in the name, place and stead of the Stockholders for purposes of executing any documents and taking any actions that the Agent Committee may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions. The vote of a majority of the members of the Agent Committee shall be required to take any action on behalf of the

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Agent Committee pursuant to the authority granted to them under this Section 10.1. The Agent Committee shall be entitled to time to time to appoint a member of the Agent Committee to execute documents and take action on behalf of and under the direction of the Agent Committee (the “Designated Agent”). The initial Designated Agent of the Agent Committee shall be Rurik G. Vandevenne, who hereby accepts such appointment, and has been authorized by the Agent Committee to execute this Agreement, together with the Escrow Agreement, the Microsoft Escrow Agreement, the Earnout Agreement and any other Transactional Agreements to be executed by the Designated Agent on behalf of the Agent Committee.

(b) The Company hereby grant to the Designated Agent acting under the direction of the Agent Committee, full authority to execute, deliver, acknowledge, certify and file on behalf of the Company (in the name of the Company or otherwise) any and all documents that the Agent Committee may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent Committee may, in its sole discretion, determine to be appropriate. Notwithstanding anything to the contrary contained in any of the Transactional Agreements:

(i) the Parent and the Surviving Corporation shall be entitled to deal exclusively with the Designated Agent on behalf Agent Committee on all matters relating to the respective Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, the Company); and

(ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Company, the Stockholders, and the Agent Committee by the Designated Agent acting under the direction of the Agent Committee, and on any other action taken or purported to be taken on behalf of the Company by the Designated Agent, as fully binding upon of the Company and/or the Stockholders. The Parent and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent. The Parent and the Surviving Corporation shall be entitled to rely on the authority and power of the Designated Agent, and shall not be required to seek or obtain any independent or additional consent and authority from the Agent Committee with respect to such action.

(c) The Company recognize and intend that the power of attorney granted in Section 10.1(a):

(i) is coupled with an interest and is irrevocable;

(ii) may be delegated by the Designated Agent on behalf of the Agent Committee, including without limitation to the Designated Agent; and

(iii) shall survive the consummation of the Merger and the death or incapacity of any members of the Agent Committee, including, without limitation, the Designated Agent.

(d) The Designated Agent on behalf of the Agent Committee and the Agent Committee shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or cabled by the Company or to have been signed and presented by the Company.

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(e) In the event of the death, physical or mental incapacity or resignation of any of the member of any of the Agent Committee or of the Designated Agent or a vacancy thereon for any other reason, the remaining members of the Agent Committee shall promptly appoint a further substitute or substitutes and shall advise Parent thereof. The Agent Committee shall be entitled to reduce the number of members serving on the Agent Committee at any time, but not below one (1) member.

(f) All expenses incurred by the Agent Committee, or the Designated Agent acting under the direction of the Agent Committee, in connection with the performance of their respective duties as members of the Agent Committee shall be paid at or prior to Closing from a fund established by the Agent Committee from the Company’s cash, in the amount of One Hundred Thousand ($100,000.00) Dollars, and any excess expenses shall be satisfied out of the Escrow Funds (including the Microsoft Escrow Fund). Any funds not expended from the aforementioned fund shall be distributed to the Stockholders upon the terms and conditions, and at such time, as determined by the Agent Committee in its discretion.

(g) The Agent Committee and Designated Agents (collectively, the “Agents”), in such capacity, shall have no responsibility or liability for any representation, warranty or covenant of the Company. The Designated Agent shall act solely at the direction of the Agent Committee and shall have no personal liability for actions or inactions taken or not taken on behalf of the Stockholders under the direction of the Agent Committee. The Agents shall not be responsible to the Stockholders for actions or inactions taken in good faith and in a manner believed to be in the best interests of the Stockholders.

10.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.3 Fees and Expenses. Except as set forth in Section 2.14(c), each party hereto shall bear and pay its own fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with:

(i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

(ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

(iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

(iv) the consummation and performance of the Transactions.

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

Fullscope, Inc.

317 West Market Street

Athens, AL 35611

Attention: Russell Smith

Facsimile: (256) 771-7040

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if to the Agent Committee:

Rurik Vandevenne, Designated Agent

c/o River Cities Capital Funds

3737 Glenwood Ave,

Suite 100

Raleigh, NC 27612

Facsimile: (919) 573-6112

And with a copy to:

Hall B. Bryant III, Esq.

Bradley Arant Boult Cummings LLP

200 Clinton Avenue, Suite 900

Huntsville, AL 35801

Facsimile: (256) 517-5187

if to the Parent, Merger Sub or Surviving Corporation:

Edgewater Technology, Inc.

20 Harvard Mill Square

Wakefield, MA 01880

Attention: Tim Oakes

Facsimile: (781) 246-5901

with a copy to:

Aaron A. Gilman, Esq.

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA 02109

Facsimile: (617) 378-4325

Notices or communications to or from the Designated Agent shall constitute notice to or from the Stockholders and the Agent Committee.

10.5 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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10.6 Intentionally deleted.

10.7 Time of the Essence. Time is of the essence of this Agreement.

10.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.10 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of New Castle, Delaware. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New Castle, Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the County of New Castle, Delaware shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of New Castle, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Company agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such party in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d) Nothing contained in Section 10.10(b) or 10.10(c) shall be deemed to limit or otherwise affect the right of any Indemnitee or Company Indemnitee to commence any legal proceeding or otherwise proceed against the Company or the Parent (as the case may be) in any other forum or jurisdiction.

(e) The Company, the Parent and Merger Sub irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

10.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); and the Parent and its successors and assigns (if any). This Agreement

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shall inure to the benefit of: the Company;; the Parent; the other Indemnitees (subject to Section 9.8) and the Stockholders; and the respective successors and assigns (if any) of the foregoing. The Parent or Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Parent and the Designated Agent.

10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.15 Parties in Interest. Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

10.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” “Exhibits”, and “Schedules” are intended to refer to Sections of this Agreement, Exhibits to this Agreement, and Schedules to the Disclosure Schedule of this Agreement.

10.18 Designated Agent’s Counsel. The Purchaser understand and agrees that the Designated Agent, the Agent Committee, the members thereof and/or any of the Stockholders will be entitled to retain the services of Bradley Arant Boult Cummings LLP (“BABC”) as their attorneys in the event of any dispute between the Parent, Merger Sub or the Company, on the one hand, and the Designated Agent, the Agent Committee, the members thereof and/or any of the Stockholders, on the other hand, concerning any of the Transactional Agreements or the Transactions notwithstanding any result of BABC’s prior representation of the Company. With respect to the Transactional Agreements or the Transactions, the Parent, the Company and the Merger Sub agrees that neither the Parent, the Company nor the Merger Sub shall have the right to assert (and the Parent and Merger Sub shall cause the Company not to assert) the attorney/client privilege as to pre-Closing and post-Closing communications between the Agent Committee or any member thereof, any Stockholder, the Company or any officer, director or employee of the Company (collectively, “Designated Persons”) (for the Company and its officers, directors or employees, only with respect to pre-Closing communications), on one hand, and BABC, on the other hand, to the extent that the privileged communications relate solely to any of the Transactional Agreements or the Transaction. The parties agree that only the Designated Agent, the Agent Committee (or the members thereof) and the Stockholders, as applicable, shall be entitled to assert such attorney/client privilege in connection with such communications following the Closing. The files generated and maintained by BABC as a result of the law firm’s representation of the Company and, if applicable, the Designated Agent and/or the Agent Committee, solely in connection with any of the Transactional Agreements or the Transaction or any efforts to merge or sell the Company to the Parent, the Merger Sub or any other Person shall be and become the exclusive property of the Agent Committee and/or the Stockholders, as applicable, except to the extent that the same is an asset of the Company or is necessary for the Parent and Surviving Corporation to assume and undertake its defense obligations set forth in Section 9.7.

10.19 Collection of Accounts Receivable.

(a) It is the intent and agreement of the parties hereto that the Surviving Corporation shall be entitled to all funds collected from the Included Accounts Receivable.

(b) With respect to any Excluded Accounts Receivable, if any customer, with respect to any Excluded Accounts Receivable, pays the Surviving Corporation with respect to the same, the Surviving Corporation shall remit to the Designated Agent, within thirty (30) days of the receipt thereof, all payments so received from such customer; provided, however, that with respect to any Excluded Accounts Receivable, the Surviving Corporation shall have no obligation to use any collection efforts and in no event shall the Surviving Corporation be obligated to expend any out of pocket fees in connection with the collection of such Excluded Accounts Receivable.

(c) In the event the Parent and Surviving Corporation fail to collect any Included Accounts Receivable within one hundred eighty (180) days following the Closing, such that Parent and Surviving Corporation are indemnified for any Damages resulting there from (collectively, the “Uncollected Included Accounts Receivable”), the Parent and Surviving Corporation shall, upon request of the

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Designated Agent, subject to the reasonable consent of the Parent and Surviving Corporation, assign such Uncollected Included Accounts Receivable to the Stockholders (via the Designated Agent), such that the Designated Agent (on behalf of the Stockholders and the Agent Committee) shall be entitled to use commercially reasonable efforts to collect any of the Uncollected Included Accounts Receivable. Notwithstanding the foregoing, the Parent and Surviving Corporation shall be entitled to elect not to assign to the Designated Agent any Uncollected Included Accounts Receivable, if in the reasonable belief of the Parent and Surviving Corporation, the Designated Agent’s subsequent collection efforts may interfere with or negatively affect the Parent’s or Surviving Corporation’s relationship with such customer. In the event that the Parent or Surviving Corporation fails to collect any Included Accounts Receivable within one hundred eighty (180) days following the Closing and an Indemnitee receives reimbursement therefor from the Escrow Fund or the Microsoft Escrow Fund, and any customer, with respect to such Included Accounts Receivable, thereafter pays the Surviving Corporation with respect to the same, the Surviving Corporation shall, if the Microsoft Escrow Fund is still existing, within thirty (30) days of the receipt thereof, deposit all payments so received from such customer into the Microsoft Escrow Fund, or, if the Microsoft Escrow Fund has been disbursed in full, remit to the Designated Agent, within thirty (30) days of the receipt thereof, all payments so received from such customer.

Signature page to follow.

58.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered as of the date first written above.

“Parent”:	EDGEWATER TECHNOLOGY, INC.
a Delaware corporation

By: /s/ Timothy R. Oakes
Title: Chief Financial Officer

“Merger Sub”:	EDGEWATER TECHNOLOGY-FULLSCOPE, INC.
a Delaware corporation

By: /s/ Timothy R. Oakes
Title: Treasurer/Secretary

“Company”:	FULLSCOPE, INC.
a Delaware corporation

By: /s/ Russell L. Smith
Title: CEO

“Designated Agent” :	/s/ Rurik G. Vandevenne
Rurik G. Vandevenne

59.